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                                                                    EXHIBIT 99.5


                                FOURTH AMENDMENT
                                     TO THE
                      ADMINISTAFF, INC. 1997 INCENTIVE PLAN


         WHEREAS, the Board of Directors of Administaff, Inc., (the "Board") is authorized by Paragraph 16 of the Administaff, Inc. 1997 Incentive Plan (the "Plan") to amend the Plan from time to time; and

         WHEREAS, the Board deems it advisable to amend the Plan as provided herein;

         NOW, THEREFORE, BE IT RESOLVED that effective as of July 27, 1999, Paragraph 2(d)(i) of the Plan is amended to read as follows:

                           "(i) the date of the acquisition by any "person"
                  (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")), excluding the Company or any of its Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange
                  Act) of 30% or more of either the then outstanding shares of common stock of the Company, or the then outstanding voting securities entitled to vote generally in the election of directors; or"; and

         FURTHER RESOLVED, that effective as of July 27, 1999, Paragraph 2(d)(iii) of the Plan is amended to read as follows:

                           "(iii) the date of consummation of a merger,
                  consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of the Company's assets, or the issuance of shares of stock of the Company in connection with the acquisition of the stock or assets of another entity, provided, however, that a Change in Control shall not occur under this clause (iii) if consummation of the transaction would result in at least 65% of the total voting power represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company's business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 65% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing



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                holder relative to other such continuing holders not
                substantially altered in the transaction; or".

         All terms used herein that are defined in the Plan shall have the same meanings given to such terms in the Plan, except as otherwise expressly provided herein.

         Except as amended and modified hereby, the Plan shall continue in full force and effect and the Plan and this amendment shall be read, taken and construed as one and the same instrument.